DENTSPLY INTERNATIONAL, INC.

                             Moderator: John Miles
                                 July 31, 2003
                                  7:30 am CT


Operator:    Good morning.  My name is (Katy) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Dentsply International Second Quarter Earnings Release
             Conference Call.

             All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you'd like to withdraw your question, press the pound key. Thank you. I would now like to turn the call over to Mr. John Miles, Chairman and CEO. You may begin your conference.

John Miles:  Thank you, (Katy).  Good morning everyone and thank you for joining the Dentsply Second Quarter 2003 Conference Call. My name is John Miles. I'm Dentsply's Chairman and Chief Executive Officer and with me this morning is Gary Kunkle, President and Chief Operating Officer and Bret Wise, Senior Vice President and Chief Financial Officer.

             As is our usual format, I'll start by giving some overview comments concerning our second quarter results and our overall business. Bret will then go through a more detailed review of the P&L and balance sheet. And finally, we'd collectively be pleased to answer any questions that you may have.

             Before starting, I need to read you our Safe Harbor Statement. In accordance with the rules of the Security and Exchange Commission, information discussed during this conference call, including the question and answer session, will be part of an 8K filing that will be made by the company after the call.


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             To the extent that during this conference call any non-GAAP financial items are discussed, the additional information required by the SEC about such non-GAAP financial matters will be available through our Web site by going to dentsply.com, then going to the investor relations section and clicking on the SEC filings link which will provide access to the 8K filed for this conference call and further information about any non-GAAP items.

             The conference call may include forward-looking statements and as such are made in accordance with the Safe Harbor Provisions of the Securities Litigation Reform Act.

             Forward-looking statements involve risks and uncertainties which could materially affect the company's business and should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on Form 10-K.

             I'm sure that each of you have received a copy of our second quarter earnings announcement released yesterday after the market closed. I am extremely pleased to report that Dentsply achieved an all time record for both quarterly sales and profits.

             Our reported sales for the second quarter were $417.9 million, a 9.7% increase over the year earlier quarter. And on an ex-precious metals basis, sales increased 10.9%.

             Diluted earnings per share were 55 cents, an increase of 19.6% over the year earlier period.

             The 10.9% sales gain ex-precious metals for the quarter broke out as follows -- our dental base business growth, 4.5%; non-dental base business, negative three-tenths of a percent; foreign exchange, 6.9% favorable; and acquisitions divestitures net, a negative two-tenths of one percent.

             Three factors adversely impacted our base business growth during the quarter. First, sales of (Cercon) machines in the United States slowed sharply from the year earlier period, which was actually the launch quarter for (Cercon) machines in the United States.

             The important news is that (Cercon) restoration prescriptions from dentists continued to grow rapidly despite the slowdown in machine sales. There was plenty of capacity in terms of the installed machine base to handle current and projected demand.


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             We're seeing small to mid sized labs outsource their (Cercon copings) to a larger lab with (Cercon) milling capabilities. These smaller labs pay a higher price per coping by outsourcing, but on the other hand avoid the upfront capital investment of nearly $50,000.

             Today more than 300 US dental labs are currently outsourcing their (Cercon) restorations. As their volume builds and the overall US laboratory market improves, I'm sure these labs will revisit their make versus buy decision.

             Finally, we must bear in mind that nearly all profits associated with the (Cercon) product line reside with the consumable, not with the equipment.

             Secondly, SARS in several key Asian countries turned strongly positive regional growth into negative growth for the quarter. More specifically, dental visits in China, Hong Kong, Singapore, and Taiwan dropped sharply due to this epidemic and therefore sales were adversely affected. By the end of the second quarter dental visits had returned to approximately 80% of normal.

             Finally, European sales of heavy equipment dropped very sharply in the second quarter. In hindsight, I have to say we shot ourselves in the foot. We previewed our new all digital panoramic x-ray machine, the (Orthoralix 9200 DDE) at the IDS meeting at the end of March.

             Market response was very enthusiastic. Orders for the new unit poured in but orders for the older unit dried up. Shipment of the (Orthoralix 9200 DDE) however only commenced in July of this year. We are now fully up and running and expect to satisfy demand fully during the third quarter.

             These three issues reduced the overall dental internal sales growth rate by nearly two full percentage points.

             Dental base business growth on a geographic basis ex-precious metals broke out as follows: in the United States, 2.9%; strong double digit growth was again achieved by Tulsa Endodontics led by nickel titanium files and GAC Orthodontics, primarily led by Innovation R, our self ligating bracket and Mystique, our clear all ceramic bracket.

             (Cercon) prescriptions soared during the quarter while sales of (Cercon) machines slowed sharply, as previously explained. The overall US dental laboratory market remained modestly down.


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             Europe's/CIS ex-precious metals, 9.8%; European sales were led by strong growth in both the dental implant product lines as well as the endodontic product lines. IDS orders received in late March but shipped in April also accelerated growth during the quarter.

             Asia had negative growth of 3.9%. As previously mentioned, SARS resulted in sharply reduced dental visits in China, Hong King, Singapore and Taiwan which offset solid performance by Dentsply Korea. By the end of the second quarter, dental visits in SARS related regions had increased to approximately 80% of normal.

             In Latin America we had positive growth of 4.6%. Latin economies continued to improve with increased activity reported by Brazil, Argentina and Venezuela.

             Rest of the world was negative growth of 3.1% principally due to political and economic unrest in the Mid East African region resulted in this performance.

             Turning to other business topics, first I want to start by commenting on Germany reimbursement. Last week the German political parties forged a consensus concerning total healthcare reimbursement changes and while it must still be passed by Parliament, I'm quite sure that it represents what will in fact become the new healthcare reimbursement plan.

             The salient points are as follows: first, all changes will be effective January 2005; both employee and employer healthcare contribution rates will be reduced from 14.6% to 13% of wages; co-pays on the medical side will be introduced for doctor visits, hospital stays and prescriptions.

             No changes will be made in dental co-pays. Dental prosthetics -- and by that I mean crown and bridge and dentures -- will be dropped from the overall healthcare plan and replaced with a mandatory private insurance for dental prosthetics only. Employees' cost for this mandatory insurance will be between 7-1/2 to 8 Euros per month.

             We view these proposed changes as frankly quite positive in terms of the future dental demand.

             Progress continues on target for Dentsply's new sterile filling plant in Chicago for dental anesthetic production. Phase I, which is completion of the sterile portion of the facility, will be done a in a couple of weeks, by mid August, followed by validation of equipment, media fills in September and stability trials, which will commence in October.


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             Regarding Oraqix, we filed a response to all open FDA questions in mid June and would expect final FDA approval by year-end. After approval, applicator molds and automatic assembly equipment will have to be made, which would indicate a mid 2004 USA launch.

             In Europe we received approval from Sweden, which is our member reference state. Labeling and equipment validation issues remain to be completed and are in process.

             We plan a controlled launch of Oraqix in Sweden during the fourth quarter of this year to gain valuable knowledge and experience before launching this product in the larger markets. Approval of other E.U. member states is anticipated by year-end 03 with a phased 2004 rollout throughout Europe.

             Several of our first half new products or launches continue to enjoy strong market success. Notable would be (Aquasil Ultra), our revolutionary new impression material, (QuixFil), a posterior product with significantly reduced procedure time, (Xeno III), which we launched in Europe during the fourth quarter of last year but launched in the United States in the first quarter of this year, our new Stylus high speed hand piece and most recently, the Duceragold Kiss Porcelain System, which is a different and new type of porcelain system which is simpler for the crown and bridge technician to achieve shade.

             Key second half new product launches will include an E-Stylus electric hand piece, dental implants with a new surface treatment for more rapid osteo-integration and LED curing lights.

             Let me conclude by commenting on our guidance for 2003. We are comfortable with an EPS range of $2.07 to $2.10 per share without consideration of the one time pickup on Practice Works stocks and warrants which will be realized upon the closing of the Kodak/Practice Works transaction.

             This guidance is an increase from our earlier quarter EPS guidance. And as most of our second half new product launches will occur in the early fall, we would anticipate the larger EPS effect to occur during the fourth quarter of 03.

             I'll now turn over the conference to Bret who will take you through the P&L and balance sheet.

Bret Wise:   Thank you, John.  Good morning everyone and thank you for joining us on our second quarter conference call. I have a few comments on each earnings, the balance sheet and cash flows for the quarter. I'd like to start with earnings.


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             As John mentioned, sales increased in the quarter by 9.7% and
             10.9% without precious metals. Internal sales growth for dental was 4-1/2% and currency added 6.9% to sales without precious metals.

             Gross margins ex-precious metals were 55.2% and improved from the 55.1% we saw in the second quarter of 2002, while operating margins were 19.1% compared to 19.3% in the year earlier period.

             Net interest and other expenses declined by $3.5 million compared to the prior year. Interest expense as a component decreased by $1.3 million and that's due primarily to lower variable interest rates. Approximately half of our long-term debt is carried with variable interest rates.

             During the 2003 quarter we also had currency transaction gains of $1.2 million and that compares to currency transaction losses of $2.3 million during the 2002 quarter.

             Valuation of the PracticeWorks warrants was a $600,000 charge this quarter and that compares to a $400,000 gain in the year earlier quarter. Just a note on the Practice Works transaction with Kodak -- assuming the transaction closes at the announced share price, we would recognize a pretax gain in the period that the deal closes of approximately $6.5 million on our holdings of both the common stocks and warrants.

             Until the transaction does close, we'll continue to value the warrants using the Black-Scholes method and they'll be marked to market each period.

             The tax rate for the second quarter was 32-1/2% and that's roughly the same as the first quarter of 2003. And as announced, net income was $44.2 million representing a 20.1% improvement over the prior year and earnings per share were 55 cents and that represents a 19.6% improvement over the second quarter of 2002.

             Turning to the balance sheet, we built approximately $35 million of cash this quarter and that brings our total cash position to $81.4 million. You may recall that we discussed the likelihood of some cash build this year rather than debt reduction due to the favorable investment rates we can receive on the cash invested versus the carrying cost of our debt and penalties that we would incur in retiring debt at this point.

             Accordingly, this is a planned cash build and we would anticipate that there will be a further cash build throughout the rest of this year.


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             Thinking about uses of the cash and other sources, late this year we do have approximately $20 million of Japanese denominated borrowings which are maturing and we will either retire those borrowings or roll them over, depending upon the interest rate scenario at the time and also our cash position in that jurisdiction at the time.

             We're also anticipating that (Oraqix) would be approved late this year, which will trigger the final $16 million payments to Astra-Zeneca, which is the final piece or payment for that acquisition. We did make a $2 million milestone payment related to the (Oraqix) product during the second quarter of 2003.

             And on a separate matter, we're also currently in arbitration with (Degussa) to resolve the last potential purchase price adjustment, which could be up to $10 million to close that transaction.

             Looking at sources of cash, of course, the PracticeWorks transaction, if it closes as it's been announced, would provide us with approximately $23-1/2 million in proceeds from both our common stock holdings and the warrants.

             Turning to working capital, accounts receivable days were 53 days at the end of the second quarter and that's roughly the same as the end of the first quarter. Inventories stood at 102 days at the end of the second quarter. That's down two days from the end of the first quarter.

             We are maintaining our target of 95 days by the end of 2003, so we would expect to see some cash flow benefit from inventories over the remainder of this year.

             Goodwill rose during this quarter by $23 million and that is due entirely to movements in currencies.

             Looking at liabilities, long term debt rose by $28 million. Again, that's due entirely to the weakening of the US dollar versus the currencies that our debt is reported in. And in fact, we actually reduced debt on a cash basis by approximately two million during the quarter. And recall that rather than reducing debt we were building cash of $35 million during the quarter, so on a net debt basis, cash and actual debt payments, we reduced debt by approximately $37 million this quarter.

             Equity rose by $81 million. That's reflecting of course the earnings during the quarter but also reflecting the affect of currency translation on the equity component of the balance sheet.


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             Our debt to total capitalization ratio fell to 45.8% at the end of the second quarter and that's down from 47.1% at the end of the first quarter and 47.9% at the end of 2002.

             And if you look at debt on a net basis, net of cash accumulated and net of the Euro and the interest rate swaps, the ratio of net debt to total capitalization now stands at 40.5% compared to 43.2% at the end of Q1 and 45.1% at the end of 2002.

             You might recall that our stated long term goal is to maintain the debt to total capitalization ratio of 35 to 40% and on a net basis, net of the cash accumulation and the swaps, we're now approaching the high end of that range. We're really actually at the high end of that range.

             From a cash flow perspective, operating cash flow was approximately $95.6 million year to date in 2003 and that's substantially ahead of the $54.4 million reported for the 2002 period.

             Depreciation and amortization for the six month period was $25 million and capital expenditures were approximately $40 million, which is substantially higher as expected than the $22 million we had in the first half of 2002. And that, of course, reflects the investment in our new Pharma plant in Chicago.

             Absent that investment, cap ex would have been about $22 million for the first six months of this year, which is closer to a normal run rate. As a reminder, we expect cap ex for the full year to be in the $70 million range and again, that's heavily influenced by the Pharma plant.

             We also commented in the release on certain charges we took during the quarter and during the six month period. Those are relating primarily to accounting issues that arose at three of our 34 divisions that had been involved in integrating acquisitions from the 2001 transactions.

             In the first quarter we took a charge of approximately $4 million relating to these issues and decided in April that we needed to take a physical inventory at one division to fully address the matters.

             The results of the additional work done in the second quarter including the physical inventory was that we took an additional $5.5 million charge this quarter.

             We believe we have taken appropriate actions including personnel changes to address these issues and we believe that the issues are now fully addressed.


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             On an unrelated matter during the second quarter we undertook an independent evaluation of our reserving practices focused on areas where the highest judgment is involved. Examples would be product return reserves or excess and obsolete inventory.

             As a result, we found that our actual experience had been consistently more favorable than the assumptions used in establishing certain of the reserves and that some of the reserves should have been reversed in earlier periods or were erroneously established.

             The impact of the establishment and reversal of these reserves was not material to the results of operations in the prior periods and will not be material to the result of operations in 2003.

             As a result of this evaluation, however, the company is revising certain procedures for identifying and estimating reserves to improve the accuracy of its accounting for loss contingencies in the future.

             That concludes our prepared remarks. I'd like to thank you for listening in and I'd like to turn the call back now to the operator for questions. Thank you.

Operator:    At this time I would like to remind everyone, in order to ask a question, please press star, then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

             Your first question comes from Suey Wong with Robert W. Baird.

Suey Wong:   Thank you.  John and Bret, can you talk about your outlook for organic growth over the next few quarters?

John Miles:  Certainly.  I would say based on our experience for the first half of this year, we probably should say we'll be growing in the 5 to 7% range for the balance of the year. That's a little lower than frankly where we had hoped to be, but I think until the US lab business, really the worldwide lab business gets a little stronger, that's probably where we will be.

             I would say that we are generating excellent profitability off of our organic sales growth rate and that's reflected, of course, in our upwardly revised EPS guidance.

Suey Wong:   Okay.  So John, you're looking for an acceleration of internal growth over the balance of the year and the number you're saying is roughly 5 to 7%?


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John Miles:  Yes sir, (Suey).

Suey Wong:   Great.  Could you give us an outlook for the lab business?  When do you see that turning around?

John Miles:  You know, I'm not actually sure.  I almost hesitate to say this,
             Suey. I will say that July has been a significantly stronger month for US lab business for us. I hesitate to say whether that's a turnaround in a trend or not, although I certainly consider it welcome.

             We're just going to have to get through another couple of months before I'd be comfortable making that call. But the quarter started out quite nicely.

Suey Wong:   John, your first statement in your lab business, even if it stays flat, there's a mixed shift towards ceramic, which is more profitable. And also the comps would be possibly favorable in the back half.

John Miles:  Well, the -- there's certainly going to be a shift towards consumables and as a result of that, improved margin on the lab business. I'm a little nervous about the total sales level,
             (Suey), because specifically in terms of the lab business, it depends on how many (Cercon) units you sell in total because even though you really make almost no money on them, they are 50,000 a pop.

             So I'm not sure about the second part, but the first part of your question, absolutely, there'll be a shift toward more profitable consumables.

Suey Wong:   Okay.  Can you talk about your projections for (Cercon) system sales, the machine sales over the back half?

John Miles:  We're clearly selling (Cercon) machines.  As I indicated in my earlier comments, this quarter we compared with the launch quarter in the US, which was extremely strong. And then, of course, it slowed down after the initial quarter launch.

             So the comparison on the back half would be less favorable than it was on the first half. But I have to tell you, (Suey) -- if you look at all of the ads that we're running the dental publications, our total focus today is not on selling (Cercon) machines. It's on getting more prescriptions from doctors because there's plenty of machine capacity to provide that.

             So you've seen our ads change their focus from initially really focused at the dental lab explaining this new technology today to being focused totally on the dentists who would drive end user demand, which to us is what it's all about because frankly that's where all the profit is.


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Suey Wong:   Okay, one last question -- Bret, could you give me the numbers for the consumables business and also for the equipment business?

John Miles:  Yes, I have that, (Suey), not to cut off Bret.  Heavy equipment, which would include the (Cercon) units, of course, was negative 10%, which reflects not only fewer (Cercon) units sold but of course the problem that we encountered in terms of heavy equipment in Europe.

             Consumables and small equipment was favorable 5.5% and non-dental was a negative 11.3% and that generated 4-1/2%. Those were all ex-precious metals, (Suey).

Suey Wong:   Great.  Thank you, John.

John Miles:  You are welcome.

Operator:    Your next question comes from Mike Carlotti with Palmyra.

Mike Carlotti:  Yes, hi.  A couple of questions -- first, can you quantify what the EPS benefit was for the reversal of the reserves in the first and second quarters and should we expect more coming forward or has that been resolved?

John Miles:  I think I can do that.  I think we tried to lay that out pretty clearly in the press release. The charges in the second quarter as indicated in the press release were $5.5 million in the second quarter.

Mike Carlotti:  Uh huh.

John Miles:  The reversal of reserves was $4.4 million in the second quarter.
             So net, there was a net charge to EPS of $1.1 million. On the first six months basis, it would be $9.6 million of charges and $6.8 million of reversals or a net charge of $2.8 million. And the second part of the answer to your question is yes, I believe it is a closed issue.

Mike Carlotti:  Okay.  And then on the 5 to 7% growth outlook, is that excluding foreign exchange benefit or would that be inclusive?

John Miles:  No, excluding foreign currency, base growth without foreign currency movement. If the, you know, euro dollar relationship stays where it is, currency will obviously continue to be strongly favorable over the balance of the year.


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Mike Carlotti:  Okay.  And then you had mentioned that the European implant market was doing quite well. Is that the same case in the United States?

John Miles:  We, I have to say, Mike, only talk about total product line basis if we talk about it at all. And I would say that our total worldwide implant business grew very strongly. Our first number was probably a two, not a one. I think the implant market worldwide today is probably growing 12 - 13%. So we were very pleased with that performance during the quarter.

Mike Carlotti:  Okay, great.  Thank you.

John Miles:  You are welcome.

Operator:    Your next question comes from Richard Yett with Monness, Crispi,
             Hardt & Co.

Richard Yett:   Thank you.  What was the impact of price increases in the US dental market?

John Miles:  They were pretty modest.  We basically take annual price increases generally effective January 1 at about the rate of inflation and I would estimate 2003 price increases in the US were probably 1.2 to 1.3%.

Richard Yett:   That's it.  Thank you.

John Miles:  You are welcome.

Operator:    Your next question comes from Dax Vlassis with Gates Capital
             Management.

Dax Vlassis: Yes, I was wondering, the charges in the quarter, where are those located on the P&L?

Bret Wise:   The charges in the second quarter, the $5.5 million, about $4.6 million of that is in cost of sales and the balance would be in SG&A.

Dax Vlassis: Okay, and then what about the $4.4 of gains?

Bret Wise:   Right, the $4.4 million of reserve reversals, $2.1 million of that affects SG&A and the balance affects gross margins, so cost of sales.

Dax Vlassis: Okay, thank you.


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Operator:    Your next question comes from Greg Halter with LJR.

Greg Halter: Good morning, gentlemen.

John Miles:  Good morning.

Greg Halter: Congratulations on a good quarter.  I'm wondering if you could bring us up to speed on the acquisition integration and what you're seeing in the acquisition market generally?

John Miles:  You know that we've indicated that as we've de-leveraged our balance sheet, we are going to be back in the M&A game as a consolidator. We really had that position all year. There's lots of discussions going on, which have actually made some bids but have not been successful.

             So I still believe that you will see us make dental acquisitions probably in the consumables area as we go forward.

Greg Halter: Okay.  And is there anything in particular areas that you would like to fill in in your product line offering?

John Miles:  Sure.  I mean, we've talked about where the key holes are --
             infection control is certainly one. Preventive products, while we have some, it's a very broad category, so certainly we would see opportunities there, just as two kind of big categories.

             I also think we would be interested in what I would call longer term emerging technologies because longer term, I think you'll see dentistry (bifurcate) somewhat.

             There's always going to be a strong what I call mechanical component to dentistry in terms of crowns and bridges and dentures. But I think as we gaze down the road, you'll see pharmaceuticals and biology start to play a role in dentistry and we would probably be interested in establishing the technologies in those areas as well.

Greg Halter: Okay.  And I know we've -- you guys have been dealing with this for a long time, but the lawsuit on the artificial teeth?

John Miles:  Yes sir, long time is an understatement.  1996 I think is when it actually started. You know that the testimony -- everything was totally finished at the end of September last year and the blunt truth is we're waiting for the judge to render her opinion.

             And initially we had thought that it would be by year-end 2002. It clearly wasn't and I guess all I can say is we kind of expect it at any time. But I don't really have any knowledge as to precisely when it will be issued.

Greg Halter: Okay.  And can you comment on the sales force additions?  I think on the last call you had mentioned that there were 35 US sales professionals and just wondering how that effort's going and if there's any plans to add any new folks?

John Miles:  No, I think the 35 sales people that we had talked about was really added -- they were kind of over and above the normal addition rates in the fourth quarter of 2002. In 2003 I'd say we've been growing our sales force pretty much inline with our organic growth rates as we do every year.

Greg Halter: Okay.  And Bret, is there any short term debt included in the current liability piece?

Bret Wise:   There is a small component; it's a couple million dollars so it's really almost nothing.

Greg Halter: Okay, great.  Thank you.

Operator:    Again, I would like to remind everyone, in order to ask a
             question, please press star, then the number 1 on your telephone keypad.

             Your next question comes from (Bob Plezia) with RJJP Incorporated.

Bob Plezia:  Good morning.

John Miles:  Good morning.

Bob Plezia:  Could you go over again the growth rate of the dental market and you -- and your sales in US and Europe?

John Miles:  Yes.  I think worldwide dental market is probably growing today
             5, maybe 5-1/2%. I mean, you know, there's some executive judgment in that because there's not a lot of hard statistics.

             In the United States I would say consumables, dental consumables are probably growing in the 4-1/2 to 6-1/2% range. And I think what I call heavy equipment -- chairs, units and lights -- even though we're not in that business, has been growing much more rapidly on that based on the reported results that I see from companies like Henry Schein and Patterson. I'd say that that business is growing double digit. But probably I'm not the best one to comment on that.

             I'd say in Europe the dental market is growing a little slower than it is in the United States and I'd say it's a reflection of the economy being poor in Europe and the fact that there in total, their unemployment rates are significantly higher than they are in the United States.

             Historically, you know, Asia has been a very rapidly growing area for us. It wasn't in this quarter because of SARS, but I would anticipate we'll see positive growth in the third quarter and it will continue to be probably the most rapidly growing area as we get SARS further and further behind us.

             Latin America is also rapidly growing. At least, it's really kind of bumpy. But right now it's more rapidly growing and the economies seem to be doing well and rest of the world, Mid East, Africa is kind of a coin toss I guess. There you're going to have to get the political issues resolved before those markets are very attractive.

Bob Plezia:  Okay.  Your sales seem to be below these numbers in the second quarter.  Could you...

John Miles:  Yeah, I guess I'd say that's true and I tried to explain why that occurred. We actually had 4-1/2% growth although on consumables we actually had 5.5% growth, which I'd say is at least at dead market if not slightly better because the 5.5% is a worldwide growth number, not just a US number.

             But (Cercon) units, the machines itself, the $50,000 milling machine sales were down sharply this quarter versus a year ago in the United States because a year ago was the initial launch of (Cercon).

Bob Plezia:  Right.

John Miles:  While it's nice to sell the $50,000 machines, what's really important is how many prescriptions that you're getting for (Cercon), which is growing frankly I'd say explosively. And that's really where all the profit is in terms of that product line. So it could make the top line sales look lower, but frankly it doesn't impact the bottom line.

             I explained that in Europe our heavy equipment sales were terrible for the second quarter and I have to say it was self induced. We showed a really exciting major new unit at the IDS, the European Dental Show, end of March. The market really liked it. We've gotten lots of orders for it.

             But we didn't get any orders for the older unit and we weren't able to start delivery of the new unit until July of this year. And if I had to do over again, probably I wouldn't have shown it at IDS and I'd of kept getting orders for the older one and introduced the new one when I was 100% ready to ship.

             You know, we indicated I think those factors impacted our growth this quarter by a full two percentage points. So I guess I think we're doing at least market in total and maybe a little better.

Bob Plezia:  Good.  Thanks, John.

John Miles:  Yes sir.

Operator:    You have a follow up question from Mike Carlotti with Palmyra.

Mike Carlotti:  Yes, I was wondering if you could just outline the breakdown of the charges and cost on SG&A for Q1 like you did in Q2?

Bret Wise:   Sure, we'd be glad to do that.  Actually what I have here is the year to date number so we'll just take the difference. Well, actually we don't need to. All of the charges in Q1 were to cost of sales and none of it was to SG&A.

Mike Carlotti:  And same for the reserves that was in cost of sales too?

Bret Wise:   All of the reversals in the first quarter, the $2.4 million, all would affect the gross margin. So yes, it'd be running through sales and cost of sales actually because those were sales return reserves.

Mike Carlotti:  Okay.  Great, thank you.

Operator:    At this time, there are no further questions.  Mr. Miles, are there any closing remarks?

John Miles:  Yes.  I'd just like to say that our business continues to run well. As you know, we earned 55 cents a share for the quarter and as a result of that performance have increased our EPS guidance for the full year.

             And we continue to rapidly generate cash, as evidenced by the $81 million of cash on our balance sheet as of quarter end. So I'd like to conclude by thanking all of our shareholders, both for their interest in and support of our company. Thank you.

Operator:    This concludes today's Dentsply International Second Quarter
             Earnings Release Conference Call.  You may now disconnect.


                                      END